Exhibit 10.2

Severance Agreement

THIS SEVERANCE AGREEMENT (the “Agreement”) is entered into as of 4/19, 2018 (the “Effective Date”) between Ribbon Communications Inc. (“Ribbon”), Sonus Networks, Inc. d/b/a Ribbon Communications Operating Company, a wholly owned subsidiary of Ribbon Communications Inc. (“RCOC” and, together with Ribbon, the “Company”) and Franklin W. Hobbs (the “Executive”).

1.              Definitions.  Capitalized terms not defined herein shall have the meanings set forth in that certain offer letter by and between Ribbon, RCOC and the Executive, dated as of     , 2018 (the “Employment Agreement”).  The following capitalized terms used herein shall have the following meanings:

(a)         “Base Pay” means your annual base compensation, as determined from time to time by the Company, whether acting through its Board of Directors (the “Board”), a committee thereof or otherwise, regardless of whether all or any portion thereof may be deferred under any deferred compensation plan or program of the Company.

(b)         “Cause” means termination of your employment by the Company if you are guilty of (i) bribery in violation of the Code of Conduct (or similar policy) of the Company or other Ribbon Entity employing you at the relevant time and/or local law and regulation including, without limitation, the UK Bribery Act, (ii) engaging in acts in the course of your employment with any Ribbon Entity that constitute theft, fraud or embezzlement, (iii) intentional or negligent misconduct which materially and adversely affects any Ribbon Entity and which is not cured within thirty (30) days following your receipt of written notice of such misconduct, (iv) unauthorized disclosure of proprietary information of a material and confidential nature relating to any Ribbon Entity, which unauthorized disclosure has a material adverse effect on any Ribbon Entity, (v) material violation of any Ribbon Entity policy, agreement or procedure which is not cured within thirty (30) days following receipt of written notice of same, (vi) excessive absenteeism, (vii) material neglect of duty, (viii) failure to perform the duties of your position to the satisfaction of the Board (or your direct supervisor) which is not cured within thirty (30) days following receipt of written notice of same, (ix) insubordination or failure to perform and carry out any directive of the Board (or your direct supervisor), (x) alcohol or substance abuse, (xi) being convicted of a felony or pleading “no contest” to a felony charge, or (xii) failing to cooperate with the Ribbon Entities and/or their professional advisors in any investigation (whether internal or external) or any formal legal or investigative proceeding.  The determination of whether a termination of your employment is for Cause shall be made by the Board or a committee thereof (or its designee).

(c)          “Change in Control” — means the occurrence of any of the following after the Effective Date:

i.                  a “Corporate Transaction,” meaning either: (x) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets to any “person” (as such term is used in Section 13(d) of the Exchange Act), entity or group of persons acting in concert; or (y) a merger, consolidation or other transaction of the Company with or into any other corporation, entity or person, other than transaction in which the holders of at least 50% of the shares of capital stock of the Company outstanding immediately prior thereto continue to hold (either by voting securities remaining outstanding or by their being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such transaction; or

ii.               any person or group of persons becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

iii.            a contest for the election or removal of members of the Board that results in the removal from the Board of at least 50% of the incumbent members of the Board.

(d)         “Disability” means an illness (mental or physical) or accident, which results in you being unable to perform your duties as an employee of the Company for a period of one hundred eighty (180) days, whether or not consecutive, in any twelve (12) month period.

(e)          “Good Reason” means any of the following:

i.                  (A) a material reduction in your Base Pay, except in cases where any such reduction is applicable to substantially all executive officers of the Company in substantially the same manner and to substantially the same degree; or (B) the termination, elimination or denial of your rights to material employee benefits or any material reduction in the scope or value thereof (in the case of any such reduction, with scope and value considered in the aggregate), except in cases where any such termination, elimination, denial or reduction is applicable to substantially all executive officers of the Company in substantially the same manner and to substantially the same degree; provided, however, that the exception to subsections (A) and (B) above will not apply to exclude Good Reason if you experience a material reduction in your Base Pay and/or the termination, elimination or denial of your rights to material benefits or any material reduction in scope or value thereof (in the case of any such reduction, with scope and value considered in the aggregate) within twelve (12) months following a Change in Control;

ii.               The imposition of any requirement that you relocate your home or principal residence to any location (A) outside of the United States, or (B) in the United States which is more than thirty (30) miles away from any metropolitan area in which the Company conducts, or has taken significant steps to conduct, operations as of the date of imposition of such requirement;

iii.            A material diminution in your duties and responsibilities without your consent, including, without limitation, your ceasing to be Chief Executive Officer of the top tier entity in the corporate group that includes the business of the Company and its subsidiaries, or a requirement that you report to any party other than the board of directors of such top tier entity; or

iv.           Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company.

(f)           “Ribbon Entities” means Ribbon Communications Inc. and its direct and indirect subsidiaries.

2.              Termination and Eligibility for Severance.

Upon any termination of your employment (the “Date of Termination” or “Termination Date”), you will be paid (i) any and all earned and unpaid portion of your Base Pay through the Date of Termination; (ii) any accrued but unused vacation pay owed to you in accordance with Company practices up to and including the Date of Termination; and (iii) any allowable and unreimbursed business expenses incurred through the Date of Termination that are supported by appropriate documentation in accordance with the Company’s policies. Hereafter, items (i) through (iii) in this Section 2 are referred to as “Accrued Benefits.’’ If the Company terminates your employment for Cause or you terminate your employment without Good Reason, you will be entitled to receive only the Accrued Benefits.

If the Company terminates your employment without Cause (other than as a result of your death or Disability) or if you terminate your employment with Good Reason and, in either case, subject to the additional conditions of this Agreement, the Company will provide you the following severance and related post-termination benefits set forth in Sections 2(a) through (e):

(a)         The Company will continue to pay your then-current Base Pay, less applicable state and federal withholdings, in accordance with the Company’s usual payroll practices, for a period of twelve (12) months following the Date of Termination;

(b)         The Company will pay you an amount equal to 100% of your target Annual Bonus for the year of termination, less applicable state and federal withholdings, at the same time as the Annual Bonus would have been paid absent termination; provided that such payment shall be made no earlier than January 1, and no later than December 31, of the year following the year of termination;

(c)          The Company will continue to pay the Company’s share of medical, dental and vision insurance premiums for you and your dependents for the twelve (12) month period following the termination of your employment; provided, that if immediately prior to the termination of your employment you were required to contribute towards the cost of premiums as a condition of receiving such insurance, you may be required to continue contributing towards the cost of such premiums under the same terms and conditions as applied to you and your dependents immediately prior to the termination of your employment in order to receive such continued insurance coverage; provided that, if and to the extent that any health or welfare benefit described in this Section 2(c) cannot be paid or provided under any applicable law or regulation, or under the terms of any policy, plan, program or arrangement of the Company or could subject the Company to additional tax, penalty or similar cost then, in lieu of providing the subsidized premiums described above, the Company shall instead pay to the Executive a fully taxable monthly cash payment in an amount such that, after payment by the Executive of all income taxes on such payment, the Executive retains an amount equal to the Company’s applicable share of premiums for such month, with such monthly payment being made on the last payroll date of each month for the remainder of the 12-month period described herein.  Any such reimbursement or in-kind benefits provided under this Agreement shall be made or provided by the Company on or before the last day of the Executive’s taxable year following the taxable year in which the expenses are incurred, and shall also satisfy all other requirements of the regulations under Section 409A with respect to any such reimbursements.  The amount of any such expenses reimbursed or in-kind benefits provided in one year shall not affect the expenses or in-kind benefits eligible for reimbursement or payment in any subsequent year, and the Executive’s right to such reimbursement or payment of any such expenses will not be subject to liquidation or exchange for any other benefit;

(d)         If such termination occurs within twelve (12) months following a Change in Control, any equity awards that are unvested as of the Termination Date will accelerate and immediately vest on the Termination Date (with all performance-based awards vesting as if target performance had been achieved) and shall be settled and/or remain exercisable thereafter in accordance with their terms and applicable law (including, without limitation, Section 409A of the Code).

If the Company terminates your employment due to death or Disability, in either case, subject to the additional conditions of this Agreement, the Company will provide you the following severance benefits set forth in Section 2(e):

(e)          Any equity awards that are unvested as of the Termination Date will accelerate and immediately vest on the Termination Date (with all performance-based awards vesting as if target performance had been achieved) and shall be settled and/or remain exercisable thereafter in accordance with their terms and applicable law (including, without limitation, Section 409A of the Code).

(f)           Except in the event of termination of employment as a result of death, the Company’s provision of the payments and benefits described in Sections 2(a) through 2(e) above will be contingent upon your execution of a release of all claims of any kind or nature in favor of the Company, its parent, and affiliates in a form to be provided by the Company (the “Release Agreement”) and, notwithstanding the foregoing, no such payments or benefits shall be made prior to the first payroll date occurring on or after the 30th day following the Termination Date (the “First Payment Date”). You will have at least twenty-one (21) days following your receipt of the Release Agreement to consider whether or not to accept it. If the Release Agreement is signed and delivered by you to the Company, you will have seven (7) days from the date of delivery to revoke your acceptance of such agreement (the “Revocation Period”). Any installment described in Section 2(a) or (c) that would otherwise have been paid prior to the First Payment Date, but for this Section 2(f) shall instead be paid on the First Payment Date, subject to Section 3. If you do not timely execute or subsequently revoke the Release Agreement, then you shall not be entitled to any compensation or benefits pursuant to Sections 2(a) through (c) and shall forfeit all equity awards and shares received in respect thereof (and proceeds received in respect of sale of such shares) that you would not otherwise have retained or received but for Sections 2(d) or 2(e).  The Company shall have no further obligation to you in the event your employment with the Company terminates at any time, other than those obligations specifically set forth in this Section 2.

(g)          The Company may terminate your employment at any time with or without Cause by written notice to you specifying the date of termination. You may terminate your employment with or without Good Reason by providing written notice to the Company at least thirty (30) days prior to the date of termination, specifying the basis for your claim of Good Reason. If you seek to terminate your employment for Good Reason, the Company will have thirty (30) days following its receipt of written notice of termination to cure the circumstance giving rise to Good Reason.

3.              Tax Implications of Termination Payments.  Any payments or benefits required to be provided under this Agreement that is subject to Section 409A of the Code shall be provided only after the date of your “separation from service” with the Company as defined under Section 409A of the Code and the guidance issued thereunder (collectively, “Section 409A”). The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under this Agreement:

(a)                                 It is intended that each installment of the payments and benefits provided under Section 4 shall be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)                                 If, as of the date of your “separation from service” with the Company, you are not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in this Agreement; and

(c)                                  If, as of the date of your “separation from service” with the Company, you are a “specified employee” (each within the meaning of Section 409A), then:

(i)                                     Each installment of the payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined for the purposes of Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(ii)                                  Each installment of the payments and benefits due under Section 4 that is not paid within the short-term deferral period or otherwise cannot be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) and that would, absent this subsection, be paid within the six-month period following your “separation from service” with the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, upon your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which your separation from service occurs.

(d)                                 This Agreement is intended to comply with the provisions of Section 409A and this Agreement shall, to the extent practicable, be interpreted and construed in accordance therewith.  Terms used in this Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable or provided hereunder will be immediately taxable to the Executive under Section 409A, the Company reserves the right to (without any obligation to do so or to indemnify the Executive for a failure to do so) (i) adopt amendments to this Agreement and/or appropriate policies and procedures, including amendments, policies and/or procedures with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Company, the Board, nor its or their designees, agents or affiliates shall be liable to the Executive or any other person for any actions, decisions or determinations made in good faith.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written

EXECUTIVE:

/s/ Franklin W. Hobbs

RIBBON COMMUNICATIONS INC.

By:	/s/ Kim Fennebresque

Kim Fennebresque

SONUS NETWORKS, INC.:

By:	/s/ Kim Fennebresque

Kim Fennebresque